Total

TOTAL ASIA ASSOCIATES PLT
(AF002128) (LLP0016837-LCA)
A Firm registered with US PCAOB and Malaysian MIA

C-3-1, Megan Avenue 1, 189 Off Jalan Tun Razak, 50400 Kuala Lumpur.
Tel : (603) 2733 9989

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13 February 2019

Board of Directors

HQDA Elderly Life Network Corp.
8780 Valley Blvd., Suite J
Rosemead, Califormia 91770

Attn: Mr/Mrs. Ziyun Xu

Dear Sir,

RESIGNATION AS COMPANY AUDITORS FOR HQDA ELDERLY LIFE NETWORK CORP.

We wish to inform you that we intend to resign as the company auditors of HQDA Elderly Life Network Corp. for the year ended December 31, 2018.

Yours faithfully,

Total Asia Associates PLT.
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TOTAL ASIA ASSOCIATES PLT
Chartered Accountants